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            Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 18 to the Registration
Statement No. 811-21221 on Form N-4 of our report dated March 19, 2007 (December 7, 2007 as to Note 7), relating to the financial statements of MetLife Life and Annuity Company of Connecticut Variable Annuity Separate Account 2002 (formerly, TLAC Variable Annuity Separate Account 2002) and the use of our report dated March 30, 2007 (October 30, 2007 as to Note 20) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("the Company") (formerly known as "The Travelers Insurance Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between the Company and MetLife Investors Group, Inc.) both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
December 7, 2007